Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to the incorporation by reference in the Registration Statement on Form F-1 of PagSeguro Digital Ltd. (the “Company”) filed pursuant to Rule 462(b) of the Securities Act of 1933 (the “Rule 462(b) Registration Statement”) of the reference to her being named as an identified independent director who will join the board of directors of the Company in the Company’s registration statement on Form F-1 (333-222292). The undersigned also consents to the filing of this consent as an exhibit to the Rule 462(b) Registration Statement.

Dated: January 23, 2018

/S/ NOEMIA GUSHIKEN
Noemia Gushiken